Exhibit 10.8

STOCKHOLDERS AGREEMENT

by and among

General Motors Holding Company (to be renamed General Motors Company),

United States Department of the Treasury,

7176384 Canada Inc.,

UAW Retiree Medical Benefits Trust

and

solely for purposes of Section 6.20,

General Motors Company (to be converted to General Motors LLC)

Dated as of October 15, 2009

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.1	Certain Defined Terms	2
Section 1.2	Terms Generally	6

ARTICLE II
BOARD OF DIRECTORS

Section 2.1	Size of Initial Board	7
Section 2.2	Composition of Board	7
Section 2.3	Agreement to Nominate VEBA Nominee	8
Section 2.4	Agreement to Nominate Canada Nominee	8

ARTICLE III
CERTAIN COVENANTS AND RESTRICTIONS

Section 3.1	Initial Public Offering	9
Section 3.2	Reserved	9
Section 3.3	Transfer Restrictions	9
Section 3.4	Restrictions on Certain Corporate Actions	10
Section 3.5	Certificate Legends	10

ARTICLE IV
VOTING AGREEMENT

Section 4.1	Government Holder Participation to Establish Quorum	10
Section 4.2	Government Holder Agreement to Vote	11
Section 4.3	VEBA Agreement to Vote	12
Section 4.4	Irrevocable Proxy	12
Section 4.5	Inconsistent Voting Agreements	13

ARTICLE V
OTHER AGREEMENTS

Section 5.1	Tag-Along Rights	13
Section 5.2	Drag-Along Rights	14
Section 5.3	Preemptive Rights	15
Section 5.4	Information Rights	17

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STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of October 15, 2009 by and among General Motors Holding Company (to be renamed General Motors Company), a Delaware corporation (the “Corporation”), the United States Department of the Treasury (together with its Permitted Transferees, “UST”), 7176384 Canada Inc., a corporation organized under the laws of Canada (together with its Permitted Transferees, “Canada”), the UAW Retiree Medical Benefits Trust, a voluntary employees’ beneficiary association (together with its Permitted Transferees, the “VEBA”), and solely for purposes of Section 6.20, General Motors Company (formerly known as NGMCO, Inc.), a Delaware corporation and successor-in-interest to Vehicle Acquisition Holdings LLC (to be converted to General Motors LLC, the “Operating Company”).

WHEREAS, each of the Government Holders (as defined below), the VEBA and the Operating Company are parties to that certain Stockholders Agreement, dated as of July 10, 2009 (the “Operating Company Stockholders Agreement”);

WHEREAS, in connection with a reorganization involving the Operating Company, an indirect wholly-owned subsidiary of the Corporation has merged with and into the Operating Company, with the Operating Company continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of the Corporation (the “Merger”);

WHEREAS, as a result of the Merger, each of the Government Holders and the VEBA has been issued that number of shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) and that number of shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Corporation, set forth opposite such Holder’s name on Annex I hereto, in each case, in exchange for the shares of common stock, par value $0.01 per share, and Series A fixed rate cumulative perpetual preferred stock, par value $0.01 per share, of the Operating Company previously held by it;

WHEREAS, as a result of the Merger, the VEBA has been issued a warrant to acquire 15,151,515 shares of Common Stock (the “Warrant”) in exchange for the warrant to acquire shares of common stock of the Operating Company previously held by it; and

WHEREAS, the parties hereto desire to terminate the Operating Company Stockholders Agreement and wish to enter into this Agreement to govern the rights and obligations of the parties with respect to certain matters relating to the Corporation and the Holders’ ownership and voting of the Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings set forth below or in the Sections set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls or is Controlled by or is under common Control with such Person. For the avoidance of doubt, for purposes of this Agreement, the UAW and its Affiliates shall be deemed to be Affiliates of the VEBA.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficial Ownership” or “Beneficially Owned” have the meanings given to such terms in Rule 13d-3 of the Exchange Act.

“Board” means the board of directors of the Corporation.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Canada” shall have the meaning set forth in the Preamble.

“Canada Director” shall have the meaning set forth in Section 2.2(a)(ii).

“Canada Nominee” shall have the meaning set forth in Section 2.4.

“Canada Owned Shares” means the shares of Common Stock Beneficially Owned by Canada as of the relevant time.

“Change of Control” means (A) any acquisition or purchase of capital stock of the Corporation, or of all or substantially all of the assets of the Corporation or (B) any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Corporation, in each case, which would require the vote of the stockholders of the Corporation pursuant to the DGCL or the Certificate of Incorporation of the Corporation.

“Chief Executive Officer” means the duly appointed Chief Executive Officer of the Corporation.

“Common Stock” shall have the meaning set forth in the Recitals.

“Compelled Sale” shall have the meaning set forth in Section 5.2.

“Compelled Sale Notice” shall have the meaning set forth in Section 5.2.

“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, agreement, license, exemption or other permit or order of, registration, declaration or filing with, or report or notice to, any Person.

“Control” means the direct or indirect power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, general partnership interests or management member interests, by contract or trust agreement, pursuant to a voting trust or otherwise. “Controlling” and “Controlled” have the correlative meanings.

“Corporation” shall have the meaning set forth in the Preamble.

“Co-Sale Holders” shall have the meaning set forth in Section 5.1.

“Co-Sale Notice” shall have the meaning set forth in Section 5.1.

“Debtor” means Motors Liquidation Company, a Delaware corporation formerly known as General Motors Corporation.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Drag-Along Buyer” shall have the meaning set forth in Section 5.2.

“Electing Holder” shall have the meaning set forth in Section 5.2.

“Equity Registration Rights Agreement” means the Equity Registration Rights Agreement, dated as of the date hereof, by and among the Corporation, the VEBA, UST, Canada and Debtor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Executive Officer” means any officer who (i) is subject to Section 16(a) of the Exchange Act or (ii) would be subject to Section 16(a) of the Exchange Act if the Common Stock was registered under Section 12 of the Exchange Act.

“Fiscal Year” means the fiscal year of the Corporation. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied and maintained throughout the applicable periods both as to classification of items and amounts.

“Government Holders” means UST and Canada.

“Governmental Approval” means any Consent of, with or to any Governmental Authority, and includes any applicable waiting periods associated with any Governmental Approvals.

“Governmental Authority” means any United States or non-United States federal, provincial, state or local government or other political subdivision thereof, any entity, authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Governmental Order” means any Order, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on a Person.

“Group” has the meaning given to such term in Section 13(d)(3) of the Exchange Act.

“Holder” or “Holders” means, individually or collectively as the context may require, UST, Canada, and the VEBA.

“Independent” shall have the meaning set forth in Section 2.2(b).

“Initial Shares” means, with respect to any Holder, that number of shares of Common Stock, set forth opposite such Holder’s name on Annex I hereto.

“IPO” means the earlier to occur of (i) the initial public offering of the Common Stock, (whether such offering is primary or secondary) that is underwritten by a nationally recognized investment bank, pursuant to an effective registration statement filed under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 under the Securities Act is applicable, or a registration statement on Form S-4, Form S-8 or a successor to one of those forms) or (ii) the later of (A) the date on which a Corporation registration statement filed under Section 12(b) or 12(g) of the Exchange Act shall have been declared effective by the SEC or otherwise become effective under the Exchange Act and (B) the date of distribution of the shares of Common Stock Beneficially Owned by Debtor pursuant to its plan of reorganization.

“IPO Date” means the effective date of the registration statement relating to the IPO.

“Joint Slate Procedure” shall mean the following process by which the Government Holders select nominees for directors: In the event that UST intends to propose a slate of candidates for election (whether at an annual meeting of the Corporation’s stockholders, a special meeting of the Corporation’s stockholders called for the purpose of electing directors of the Corporation or at any adjournment or postponement thereof), UST shall provide Canada with written notice of its intent to propose a competing slate of candidates, in the case of an annual meeting, not less than 150 days prior to the one-year anniversary of the date of the annual meeting held in the prior year (or no later than January 2, 2010 in the case of the Corporation’s initial annual meeting), and, in the case of a special meeting, not more than five days after notice of the meeting was first mailed to the Government Holders, in the case of a special meeting; provided that in either case UST shall use commercially reasonable efforts to give Canada as much advance notice of its intent to propose a competing slate of candidates as reasonably possible. Within ten Business Days, in the case of an annual meeting, and five days, in the case of a special meeting, of receiving UST’s written notice, Canada shall indicate in writing to UST whether or not Canada intends to participate in the slate. If Canada provides written notice of its intent to participate, such notice must include a list of Canada’s nominees. The number of nominees that Canada may select shall be determined based on Canada’s proportional ownership interest in shares of Common Stock Beneficially Owned by the Government Holders in the aggregate at the time of such nominee selection. If Canada provides timely written notice of its intent to participate (including a list of its nominees), each Government Holder agrees to vote “for” the joint slate of candidates nominated by the Government Holders. If Canada does not provide timely written notice of its intent to participate (including a list of its nominees) or notifies UST that it does not wish to participate, UST may propose a slate of candidates for election composed entirely of its own nominees, but Canada is under no obligation to vote “for” the candidates nominated by UST. Neither Government Holder shall propose a slate of candidates, or any individual candidate, for election other than in compliance with this Joint Slate Procedure.

“Law” means any and all applicable United States or non-United States federal, provincial, state or local laws, rules, regulations, directives, decrees, treaties, statutes, provisions of any constitution and principles (including principles of common law) of any Governmental Authority, as well as any applicable Governmental Order.

“Merger” shall have the meaning set forth in the Recitals.

“New UST Director” shall have the meaning set forth in Section 2.2(a)(i).

“Nominee” shall have the meaning set forth in Section 4.4.

“Non-Electing Holders” shall have the meaning set forth in Section 5.2.

“Operating Company” shall have the meaning set forth in the Preamble.

“Operating Company Stockholders Agreement” shall have the meaning set forth in the Recitals.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority, whether temporary, preliminary or permanent.

“Owned Shares” means UST Owned Shares, the Canada Owned Shares, and the VEBA Owned Shares, as applicable.

“Permitted Transferees” shall mean for each Holder, any Affiliate of such Holder.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Preemptive Rights Period” shall have the meaning set forth in Section 5.3.

“Preemptive Rights Shares” shall have the meaning set forth in Section 5.3.

“Proxy” or “Proxies” has the meaning given to such term in Rule 14a-1 of the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Selling Holder” shall have the meaning set forth in Section 5.1

“Sold Shares” shall have the meaning set forth in Section 5.1.

“Transfer” means, directly or indirectly, to sell, transfer, distribute, assign, pledge, hedge, encumber, hypothecate or similarly dispose of, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, distribution, assignment, pledge, hedge, encumbrance, hypothecation or similar disposition with or without consideration, voluntarily or by operation of Law.

“UAW” means the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America.

“UST” shall have the meaning set forth in the Preamble.

“UST Owned Shares” means the shares of Common Stock Beneficially Owned by UST as of the relevant time.

“UST Secured Credit Agreement” means the Second Amended and Restated Secured Credit Agreement, dated as of August 12, 2009, as may be amended from time to time, by and among the Operating Company, as the initial borrower, the Guarantors (as defined therein), and UST, as the lender.

“VEBA” shall have the meaning set forth in the Preamble.

“VEBA Nominee” shall have the meaning set forth in Section 2.3.

“VEBA Owned Shares” shall have the meaning set forth in Section 4.3.

“VEBA Secured Note Agreement” means the Amended and Restated Secured Note Agreement, dated as of August 14, 2009, as may be amended from time to time, by and among the Operating Company, as the initial issuer, the Guarantors (as defined therein), and the VEBA, as the noteholder.

“Voting Securities” means securities of the Corporation, including the Common Stock, with the power to vote with respect to the election of directors of the Corporation generally and all securities convertible into or exchangeable for securities of the Corporation with the power to vote with respect to the election of directors of the Corporation generally.

“Warrant” shall have the meaning set forth in the Recitals.

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs, subparagraphs or clauses shall be deemed references to Articles, Sections, paragraphs, subparagraphs or clauses of this Agreement, unless the context requires otherwise. Unless otherwise specified, the words “this Agreement,” “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless expressly stated otherwise, any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1 Size of Initial Board. The Board shall initially consist of thirteen (13) directors. The number of directors may be changed only by vote of the Board in accordance with the charter, certificates of designations and bylaws of the Corporation.

Section 2.2 Composition of Board. (a) The initial members of the Board shall be constituted as follows:

(i) the Board agrees to nominate and the Holders agree to take all action to cause the election or appointment of ten (10) directors designated by UST, no more than five of whom shall have been directors of the Debtor immediately prior to July 10, 2009, provided that all directors who have not been directors of the Debtor immediately prior to July 10, 2009 (such directors, the “New UST Directors”) shall be Independent, or if any New UST Director is not Independent, UST and Canada shall consult with each other in good faith prior to the election or appointment of such non-Independent New UST Director;

(ii) the Board agrees to nominate and the Holders agree to take all action to cause the election or appointment of one director designated by Canada (the “Canada Director”), which Canada Director shall be Independent, or if such Canada Director is not Independent, UST and Canada shall consult with each other in good faith prior to the election or appointment of such non-Independent Canada Director;

(iii) the Board agrees to nominate and the Holders agree to take all action to cause the election or appointment of one director designated by the VEBA with the prior written consent of the UAW (which director shall be Independent or, if not Independent, approved by UST, which approval shall not be unreasonably withheld); and

(iv) the Board agrees to nominate and the Holders agree to take all action to cause the election or appointment of the Chief Executive Officer as a director of the Corporation.

(b) Notwithstanding anything to the contrary herein, the Holders agree that at all times prior to the termination of this Agreement, at least two-thirds of the directors of the Corporation shall be required to be determined by the Board to be independent of the Corporation within the meaning of Rule 303A.02 of New York Stock Exchange Listed Company Manual (or any successor provision) (“Independent”), whether or not any of the shares of Common Stock are then listed on the New York Stock Exchange.

(c) The nominees to stand for election at any time at which the Corporation’s stockholders shall have the right to, or shall, vote for or consent in writing to the election of directors of the Corporation (whether at an annual meeting of the Corporation’s stockholders, a special meeting of the Corporation’s stockholders called for the purpose of electing directors of the Corporation or at any adjournment or postponement thereof) shall be nominated by the Board in accordance with the bylaws of the Corporation and Sections 2.3 and 2.4 hereof.

Section 2.3 Agreement to Nominate VEBA Nominee. So long as the VEBA holds at least 50% of its Initial Shares, at any time at which the Corporation’s stockholders shall have the right to, or shall, vote for or consent in writing to the election of directors of the Corporation (whether at an annual meeting of the Corporation’s stockholders, a special meeting of the Corporation’s stockholders called for the purpose of electing directors of the Corporation or at any adjournment or postponement thereof), then, and in each such event, the VEBA shall have the right to designate one nominee, which designation shall be subject to the prior written consent of the UAW and if the designated nominee is not Independent, to the prior written consent of UST, which consent of UST shall not be unreasonably withheld (the “VEBA Nominee”), to serve as a director.

(a) From and after the date hereof to and including the IPO Date, the Board agrees to nominate and the Holders agree to appoint such director.

(b) From and after the IPO Date, if the Board shall approve such nominee (such approval not to be unreasonably withheld) the Board shall (i) nominate the VEBA Nominee to be elected a member of the Board and (ii) include the VEBA Nominee in any proxy statement and related materials used by the Corporation in respect of the election to which such nomination pertains. In the event that the Board does not approve such nominee (or any subsequent nominee), the VEBA shall have the right to designate a replacement VEBA Nominee (and further replacement nominees for any subsequent nominees), which nominee shall be subject to the prior written consent of the UAW, who shall be subject to approval of the Board in accordance with this Section 2.3.

Section 2.4 Agreement to Nominate Canada Nominee. (a) So long as Canada holds at least 50% of its Initial Shares, at any time at which the Corporation’s stockholders shall have the right to, or shall, vote for or consent in writing to the election of directors of the Corporation (whether at an annual meeting of the Corporation’s stockholders, a special meeting of the Corporation’s stockholders called for the purpose of electing directors of the Corporation or at each adjournment or postponement thereof), then, and in each such event, from and after the date hereof to and including the IPO Date, Canada shall have the right to designate one nominee, which nominee shall be Independent (the “Canada Nominee”) (or if such Canada Nominee is not Independent, UST and Canada shall consult with each other in good faith prior to the election or appointment of such non-Independent Canada Nominee), to serve as a director and the Board agrees to nominate and the Holders agree to appoint such director; provided, however, that the right of Canada to designate a Canada Nominee at any election pursuant to this Section 2.4 shall only apply in the event that if Canada were not to designate a Canada Nominee at such election, no member of the Board after such election would have been a Canada Nominee. In the event that the Board nominates a former Canada Nominee for re-election not pursuant to a designation by Canada with respect to such election, such former Canada Nominee shall not be considered a Canada Nominee for the purpose of determining Canada’s right to designate a nominee at such election.

ARTICLE III

CERTAIN COVENANTS AND RESTRICTIONS

Section 3.1 Initial Public Offering. The Government Holders shall use their reasonable best efforts to exercise their demand registration rights under the Equity Registration Rights Agreement and cause an IPO to occur no later than July 10, 2010, unless the Corporation is already taking steps and proceeding with reasonable diligence to effect an IPO.

Section 3.2 Reserved.

Section 3.3 Transfer Restrictions. Subject to the restrictions set forth in this Section 3.3 (which restrictions shall not apply with respect to sales made in an underwritten offering pursuant to a registration statement of the Corporation), the Holders shall have the right to Transfer all or any portion of their respective Owned Shares, subject to compliance with applicable law.

(a) Without the prior written consent of the Board, no Holder shall Transfer any shares of Common Stock or any options or warrants to acquire Common Stock, or any interest therein, to any one Person or Group if such Person or Group Beneficially Owns or would as a result of such Transfer Beneficially Own (to the knowledge of the Holder after reasonable inquiry) in excess of 10% of the Common Stock. Notwithstanding the foregoing, any Holder may Transfer any or all of its shares of Common Stock or any options or warrants to acquire Common Stock to any Permitted Transferee or pursuant to an exchange offer, a tender offer (or a request for invitation for tenders to the extent not prohibited pursuant to Section 3.3(b)), merger or consolidation.

(b) Without the prior written consent of the Board, no Holder shall Transfer any shares of Common Stock or any options or warrants to acquire Common Stock to any automotive vehicle manufacturer or any Affiliate thereof; provided, however, that the VEBA, UST, Canada and their respective Permitted Transferees (which shall not include Chrysler Group LLC or any Affiliate thereof) shall not be regarded as Affiliates of Chrysler Group LLC for purposes of this provision.

(c) No Transfer of any shares of Common Stock or any options or warrants to acquire Common Stock in violation of this Agreement or in violation of any restrictive legend on the Common Stock certificates of any Holder shall be made or recorded on the books of the Corporation and any such Transfer shall be void and of no effect.

(d) Upon the Corporation’s request, any Holder shall promptly notify the Corporation in writing of the number of shares of Common Stock then Beneficially Owned by such Holder.

Section 3.4 Restrictions on Certain Corporate Actions. From and after the date hereof to the IPO Date, the Corporation agrees that, so long as Canada Beneficially Owns at least 5% of the aggregate number of shares of Common Stock then issued and outstanding, without the prior written consent of Canada, the Corporation will not take any action to effectuate any of the following:

(a) a sale of all or substantially all of the assets of the Corporation (by merger or otherwise);

(b) any voluntary liquidation, dissolution or winding up of the Corporation; or

(c) an issuance of Common Stock at a price per share less than fair market value, as determined in good faith by the Board of Directors (other than pursuant to an employee benefit plan).

Section 3.5 Certificate Legends. Each Holder covenants and agrees that it will cooperate with the Corporation and take all action necessary to ensure that each certificate representing such Holder’s shares of Common Stock and the Warrant shall conspicuously bear a legend in substantially the following form in addition to any other legend that may be required by the Corporation:

THIS INSTRUMENT IS ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED OCTOBER 15, 2009, AMONG THE ISSUER OF THESE SECURITIES AND THE INVESTORS REFERRED TO THEREIN, COPIES OF WHICH ARE ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

ARTICLE IV

VOTING AGREEMENT

Section 4.1 Government Holder Participation to Establish Quorum. From and after the date hereof to and including the date of termination of this Agreement with respect to each Government Holder in accordance with Section 6.2, at any meeting (whether annual or special and each adjournment or postponement thereof) of the Corporation’s stockholders, however called, to the extent required to establish a quorum at such meeting, such Government Holder will appear at such meeting or otherwise cause all shares of Common Stock Beneficially Owned by such Government Holder as of the relevant time to be counted as present thereat for purposes of calculating a quorum.

Section 4.2 Government Holder Agreement to Vote. Each Government Holder hereby irrevocably and unconditionally agrees that:

(a) from and after the date hereof to and including the earlier to occur of (i) the IPO Date or (ii) the date of termination of this Agreement with respect to such Government Holder in accordance with Section 6.2, at any meeting (whether annual or special and each adjournment or postponement thereof) of the Corporation’s stockholders, however called, or in connection with any proposed action by written consent of the Corporation’s stockholders, such Government Holder may vote or cause to be voted (including by written consent, if applicable) its Owned Shares on each matter presented to the stockholders of the Corporation, including the election of directors, in such manner as such Government Holder determines (i.e., “for,” “against,” “withheld” or otherwise), provided that each Government Holder agrees to vote “for” any VEBA Nominee or Canada Nominee standing for election in accordance with Section 2.3 and Section 2.4, respectively;

(b) from and after the IPO Date to and including the date of termination of this Agreement with respect to such Government Holder in accordance with Section 6.2, at any meeting (whether annual or special and each adjournment or postponement thereof) of the Corporation’s stockholders, however called, such Government Holder shall not vote and shall cause its Owned Shares not to be voted, provided, however, that such Government Holder shall be permitted to vote or cause to be voted its Owned Shares:

(i) in a vote with respect to any removal of directors only “for,” “against” or “withhold” with respect to such removal;

(ii) in a vote with respect to any election of directors of the Corporation (whether at an annual meeting of the Corporation’s stockholders, a special meeting of the Corporation’s stockholders called for the purpose of electing directors of the Corporation or at any adjournment or postponement thereof) only “for,” “against” or “withhold” with respect to the election of any candidates or directors, as the case may be, that are (A) nominated by the Board, (B) nominated by third parties, or (C) nominated by either Government Holder pursuant to the Joint Slate Procedure, provided that each Government Holder agrees to vote “for” the nominees jointly nominated pursuant to the Joint Slate Procedure, and provided further, that each Government Holder agrees to vote “for” any VEBA Nominee standing for election in accordance with Section 2.3;

(iii) in a vote with respect to any Change of Control to be voted on by the Corporation’s stockholders, “for” or “against” such Change of Control transaction;

(iv) in a vote with respect to any amendment or modification to the Certificate of Incorporation or bylaws of the Corporation which would or may effect any of the matters set forth in Section 4.2(b)(i), (ii) or (iii), “for” or “against” such amendment or modification; and

(v) on each other matter presented to the stockholders of the Corporation, solely to the extent that the vote of the Government Holder is required for the stockholders to take action at a meeting at which a quorum is present, in the same proportionate manner (either “for,” “against,” “withheld” or otherwise) as the holders of Common Stock (other than UST, Canada, the VEBA and its Affiliates and the directors and Executive Officers of the Corporation) that were present and entitled to vote on such matter voted in connection with each such matter.

Section 4.3 VEBA Agreement to Vote. Notwithstanding anything else contained in this Agreement, the VEBA hereby irrevocably and unconditionally agrees that from and after the date hereof and to and including the date of termination of this Agreement with respect to the VEBA in accordance with Section 6.2, at any meeting (whether annual or special and each adjournment or postponement thereof) of the Corporation’s stockholders, however called, or in connection with any proposed action by written consent of the Corporation’s stockholders, the VEBA will (i) appear at such meeting or otherwise cause all shares of Common Stock Beneficially Owned by the VEBA as of the relevant time (“VEBA Owned Shares”) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by written consent, if applicable) such VEBA Owned Shares on each matter presented to the stockholders of the Corporation in the same proportionate manner (either “for,” “against,” “withheld” or otherwise) as (x) in the case of any proposed stockholder action at a meeting of the Corporation’s stockholders, the holders of Common Stock (other than the VEBA and its Affiliates, and the directors and Executive Officers of the Corporation) that were present and entitled to vote on such matter voted in connection with each such matter and (y) in the case of any proposed stockholder action by written consent taken prior to an IPO, all the holders of Common Stock (other than the VEBA and its Affiliates, and the directors and Executive Officers of the Corporation) consented or did not consent in connection with each such matter.

Section 4.4 Irrevocable Proxy. This Section 4.4 is effective from and after the IPO Date to and including the date of termination of this Agreement. Each of UST, Canada and the VEBA hereby revokes any and all previous Proxies or similar rights granted with respect to its Owned Shares. Subject to the last two sentences of this Section 4.4, upon the request of the Corporation and subject to applicable Law, each of UST, Canada and the VEBA shall, or shall use its reasonable best efforts to cause any Person serving as the nominee (each, a “Nominee”) of such Holder with respect to its Owned Shares to, irrevocably appoint the Corporation or its designee as its proxy to vote (or cause to be voted) its Owned Shares in accordance with Section 4.2(b)(v) or Section 4.3 hereof (as applicable). Such Proxy shall be irrevocable and coupled with an interest. In the event that any such Nominee for any reason fails to irrevocably appoint the Corporation or its designee as UST’s, Canada’s or the VEBA’s Proxy in accordance with this Section 4.4, such Holder shall cause such Nominee to vote its Owned Shares in accordance with Section 4.2(b)(v) or Section 4.3 hereof (as applicable). In the event that UST, Canada, the VEBA or any of their respective Nominees fails for any reason to vote its Owned Shares in accordance with the applicable requirements of Section 4.2(b)(v) or Section 4.3 hereof (as applicable), then the Corporation or its designee shall have the right to vote such Holder’s Owned Shares (and withdraw any previous vote) in accordance with Section 4.2(b)(v) or Section 4.3 hereof (as applicable). Subject to applicable Law, the vote of the Corporation or its designee shall control in the event of any conflict between the vote by the Corporation or its designee of UST’s, Canada’s or the VEBA’s Owned Shares and a vote by such Holder (or any Nominee on behalf of such Holder) of its Owned Shares. Notwithstanding the foregoing, the proxy granted by UST, Canada, the VEBA or any of their respective Nominees shall be automatically revoked upon termination of this Agreement with respect to such Holder in accordance with its terms.

Section 4.5 Inconsistent Voting Agreements. Each of UST, Canada and the VEBA hereby agrees that it shall not enter into any agreement, contract or understanding with any Person (prior to the termination of this Agreement with respect to such Holder) directly or indirectly to vote, grant a Proxy or power of attorney or give instructions with respect to the voting of such its Owned Shares in any manner that is inconsistent with this Agreement.

ARTICLE V

OTHER AGREEMENTS

Section 5.1 Tag-Along Rights. (a) If at any time prior to the IPO, UST (for purposes of this Section 5.1, the “Selling Holder”) desires to sell any or all of its shares of Common Stock (other than a Transfer to a Permitted Transferee), each of VEBA and Canada (for purposes of this Section 5.1, the “Co-Sale Holders”) which is not then in breach of this Agreement shall have the right to include a number of such Co-Sale Holder’s shares of Common Stock in such contemplated sale, at the same price per share and upon the same terms and conditions to be paid and given to the Selling Holder, equal to the product (rounded up to the nearest whole number) obtained by multiplying (i) the maximum number of shares of Common Stock that can be included in the contemplated sale and (ii) a fraction (A) the numerator of which is equal to the number of shares of Common Stock held by such Co-Sale Holder and (B) the denominator of which is equal to the number of shares of Common Stock held, in the aggregate, by the Selling Holder and all Co-Sale Holders which elect to include their shares of Common Stock in such sale, in each case exclusive of any shares of Common Stock that are subject to a previously executed binding sale agreement.

(b) The Selling Holder shall give notice to each of the Co-Sale Holders of each proposed sale giving rise to the rights of the Co-Sale Holders set forth in Section 5.1(a) at least 20 Business Days prior to the proposed consummation of any such sale, setting forth the number of shares of Common Stock proposed to be so sold (the “Sold Shares”), the name and address of the proposed transferee or transferees, the proposed amount and form of consideration and the terms and conditions of payment offered by such proposed transferee or transferees, and a representation that the proposed transferee or transferees have been informed of the rights of co-sale provided for in this Section 5.1 (the “Co-Sale Notice”). The rights of co-sale provided pursuant to this Section 5.1 must be exercised by any Co-Sale Holder within ten Business Days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Selling Holder indicating such Co-Sale Holder’s desire to exercise its rights and specifying the number of shares of Common Stock (up to the maximum number of shares of Common Stock as provided in Section 5.1(a)). If the proposed transferee or transferees fail to purchase shares of Common Stock from any Co-Sale Holder that has properly exercised its rights of co-sale under Section 5.1(a) on the terms specified above, then the Selling Holder shall not be permitted to make the proposed sale. If none of the Co-Sale Holders gives such notice prior to the expiration of the ten Business Day period for giving such notice, then the Selling Holder may sell the Sold Shares to any Person on terms and conditions that are no more favorable to the Selling Holder than those set forth in the Co-Sale Notice at any time within a period ending on the later to occur of (x) 120 days following the expiration of such period for giving notice or (y) if a definitive agreement to sell the Sold Shares is entered into by the Selling Holder within such 120-day period, the date on which all applicable approvals and consents of Governmental Authorities with respect to such proposed sale have been obtained and any applicable waiting period under Law have expired or been terminated. If the Selling Holder has not consummated the proposed sale within the time period set forth in the immediately preceding sentence, then the Selling Holder shall not sell any such shares of Common Stock without again complying with this Section 5.1.

(c) If any of the Co-Sale Holders exercise their rights under Section 5.1(a), the closing of the purchase of the shares of Common Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Selling Holder’s interests.

(d) The provisions of this Section 5.1 shall not apply to any proposed sale by any Holder effected pursuant to the demand registration or piggyback provisions of the Equity Registration Rights Agreement.

Section 5.2 Drag-Along Rights.

(a) At any time prior to the IPO, if UST (for purposes of this Section 5.2, the “Electing Holder”), determines to sell, in a single transaction or a series of related transactions, to an independent third party or parties (the “Drag-Along Buyer”), greater than 25% of the Initial Shares of Common Stock held by the Electing Holder, the Electing Holder may require each of the VEBA and Canada (the “Non-Electing Holders”) to sell or cause to be sold up to a number of their shares of Common Stock as of such date in such transaction (by merger or otherwise), equal to the product (rounded up to the nearest whole number) obtained by multiplying (i) the maximum number of shares of Common Stock to be included in the contemplated sale and (ii) a fraction (A) the numerator of which is equal to the number of shares of Common Stock held by such Non-Electing Holder and (B) the denominator of which is equal to the number of shares of Common Stock held, in the aggregate, by the Electing Holder and all Non-Electing Holders, to the Drag-Along Buyer, for the same consideration per share of Common Stock and on the same terms and conditions as the Electing Holder, subject to the provisions of this Section 5.2 (the “Compelled Sale”) and to take such other actions with respect thereto as set forth in Section 5.2(b) below.

(b) The Corporation, if instructed in writing by the Electing Holder, shall send written notice (the “Compelled Sale Notice”) of the exercise of the rights pursuant to this Section 5.2 to each of the Non-Electing Holders setting forth the consideration per share of Common Stock to be paid pursuant to the Compelled Sale and the other terms and conditions of the transaction. Each Non-Electing Holder, upon receipt of the Compelled Sale Notice, will be obligated to (i) except in the case of the VEBA, vote its shares of Common Stock in favor of such Compelled Sale at any meeting of stockholders of the Corporation called to vote on or approve such Compelled Sale (or any written consent solicited for such purpose), (ii) sell the requisite number of its shares of Common Stock, and participate in the Compelled Sale and (iii) otherwise take all necessary action, including, without limitation, expressly waiving any dissenter’s rights or rights of appraisal or similar rights, providing access to documents and records of the Corporation, entering into an agreement reflecting the terms of the Compelled Sale (although Non-Electing Holders shall not be required to provide representations, warranties and indemnities other than concerning each such Holder’s valid ownership of its shares of Common Stock free of all liens, and each such Holder’s authority, power and right to enter into and consummate the Compelled Sale without violating any other agreement), surrendering certificates or other instruments representing the shares of Common Stock, duly authorized for transfer or accompanied by a duly executed stock power, cooperating in obtaining any applicable Governmental Approval and otherwise to cause the Corporation to consummate such Compelled Sale. Any such Compelled Sale Notice may be rescinded by the Electing Holder at any time prior to the execution of any agreement with respect to a Compelled Sale by delivering written notice thereof to the Corporation and all of the Non-Electing Holders.

(c) The obligations of the Non-Electing Holders pursuant to this Section 5.2 are subject to the satisfaction of the following conditions:

(i) in the event that the Non-Electing Holders are required to provide the representations, warranties or indemnities in connection with the Compelled Sale described in Section 5.2(b) above, then, each such Holder (A) will not be liable for more than the lesser of (x) its pro rata share of such indemnification payments (based upon the total consideration received by such Holder divided by the total consideration received by all sellers in such Compelled Sale) and (y) the total proceeds actually received by such Holder as consideration for its shares of Common Stock in such Compelled Sale, and (B) such liability shall be several and not joint with any other Person; and

(ii) if any Holder is given an option as to the form and amount of consideration to be received, each other Holder shall be given the same option.

(d) Each Holder shall be obligated to pay his, her or its pro rata share of the expenses incurred in connection with a consummated Compelled Sale (based upon the total consideration received by such Holder divided by the total consideration received by all sellers in such Compelled Sale) to the extent such costs are incurred for the benefit of all Holders and are not otherwise paid by the Corporation or the acquiring party (costs incurred by or on behalf of a Holder for his, her or its sole benefit will not be considered costs of the transaction hereunder).

(e) If any Holder fails to sell to the Drag-Along Buyer its shares of Common Stock to be sold pursuant to this Section 5.2, each Holder agrees that the Board shall cause such shares of Common Stock to be sold to the Drag-Along Buyer on the Corporation’s books in consideration of the purchase price, and such Drag-Along Holder’s pro rata portion of the purchase price may be held in escrow, without interest, until such time as he, she or it takes such actions as the Board may reasonably request in connection with the transaction.

Section 5.3 Preemptive Rights.

(a) At any time prior to the IPO (and not including the IPO itself), the Corporation shall not issue any shares of Common Stock unless, prior to such issuance, the Corporation offers such shares of Common Stock to each Holder at the same price per share and upon the same terms and conditions.

(b) Not less than 20 Business Days prior to the closing of such offering (the “Preemptive Rights Period”), the Corporation shall send a written notice to each Holder stating the number of shares of Common Stock to be offered (the “Preemptive Rights Shares”), the proposed closing date and the price and terms on which it proposes to offer such shares of Common Stock.

(c) Within 10 Business Days after the receipt of the notice pursuant to Section 5.3(b), each Holder may elect, by written notice to the Corporation to purchase shares of Common Stock of the Corporation, at the price and on the terms specified in such notice, up to an amount equal to the product obtained by multiplying (x) the total number of shares of Common Stock to be issued by (y) a fraction, (A) the numerator of which is the number of shares of Common Stock held by such Holder and (B) the denominator of which is the number of total outstanding shares of Common Stock.

(d) The closing of any such purchase of shares of Common Stock by such Holder pursuant to this Section 5.3(d) shall occur concurrently with the closing of the proposed issuance, as applicable, subject to adjustment to obtain any necessary Governmental Approval.

(e) Upon the expiration of the Preemptive Rights Period, the Corporation shall be entitled to sell such Preemptive Rights Shares that the Holders have not elected to purchase for a period ending 120 days following the expiration of the Preemptive Rights Period on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Holders. Any Preemptive Rights Shares to be sold by the Corporation following the expiration of such period must be reoffered to the Holders pursuant to the terms of this Section 5.3 or if any such agreement to Transfer is terminated.

(f) The provisions of this Section 5.3 shall not apply to the following issuances of shares of Common Stock:

(i) incentive shares of Common Stock issued to or for the benefit of employees, officers, directors and other service providers of or to the Corporation or any subsidiary of the Corporation in accordance with the terms hereof or any applicable incentive plan of the Corporation;

(ii) securities issued upon conversion of convertible or exchangeable securities (including warrants) of the Corporation or any of its subsidiaries that are outstanding as of the date of this Agreement or were not issued in violation of this Section 5.3; and

(iii) a subdivision of shares of Common Stock (including any share distribution or split), any combination of shares of Common Stock (including any reverse share split), shares issued as a dividend or other distribution on the shares of Common Stock or any recapitalization, reorganization, reclassification or conversion of the Corporation or any of its subsidiaries.

Section 5.4 Information Rights.

(a) For so long as UST Beneficially Owns at least ten percent (10%) of the aggregate number of shares of Common Stock then issued and outstanding, the Corporation shall deliver to UST:

(i) all financial statements, budgets, reports, liquidity statements, materials, data and other information required to be delivered to UST pursuant to Section 5 of the UST Secured Credit Agreement (provided that, if and for so long as the Corporation has complied with the applicable covenants under Section 5 of the UST Secured Credit Agreement, the Corporation shall be deemed to have satisfied this Section 5.4(a)(i));

(ii) a monthly report in form and substance reasonably satisfactory to UST, the contents of which shall be reasonably specified by UST to the Corporation from time to time;

(iii) from time to time such other information regarding the financial condition, operations, or business of the Corporation as UST may reasonably request; and

(iv) copies of all other information that the Corporation delivers to the Debtor, in its capacity as a shareholder of the Corporation.

provided that, for so long as Canada Beneficially Owns at least ten percent (10%) of the aggregate number of shares of Common Stock then issued and outstanding, the Corporation shall deliver to Canada copies of all information that the Corporation delivers to UST pursuant to Section 5.4(a)(i), (ii), (iii) and (iv) hereof.

(b) Prior to the IPO Date, the Corporation shall deliver to the VEBA (whether or not the notes issued pursuant to the VEBA Secured Note Agreement are then outstanding):

(i) all financial statements, budgets, reports, liquidity statements, materials, data and other information required to be delivered to the VEBA pursuant to Section 5.1 of the VEBA Secured Note Agreement (provided that, if and for so long as the Corporation has complied with the applicable covenants under Section 5.1 of the VEBA Secured Note Agreement, the Corporation shall be deemed to have satisfied this Section 5.4(b)(i)); and

(ii) copies of all other information that the Corporation delivers to the Debtor, in its capacity as a shareholder of the Corporation.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. Any notice, request, instruction, consent, document or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (a) upon delivery when personally delivered; (b) on the later of the scheduled delivery date or the first Business Day following such delivery date (if scheduled for delivery on a day that is not a Business Day) after having been sent by a nationally or internationally recognized overnight courier service (charges prepaid); (c) at the time received when sent by registered or certified mail, return receipt requested, postage prepaid; or (d) at the time when confirmation of successful transmission is received (or the first Business Day following such receipt if the date of such receipt is not a Business Day) if sent by facsimile, in each case, to the recipient at the address or facsimile number, as applicable, indicated below:

If to the Corporation or the Operating Company:

General Motors Holding Company (to be renamed General Motors Company)
300 Renaissance Center
Detroit, MI 48265-3000
482-C25-A36
Attention: Anne T. Larin
Fax: (248) 267-4331

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: John J. Rapisardi
R. Ronald Hopkinson
Fax: (212) 504-6666

If to UST:

The United States Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington, D.C. 20220
Attention: Chief Counsel Office of Financial Stability
Facsimile: (202) 927-9225
Email: OFSChiefCounselNotices@do.treas.gov

If to Canada:

7176384 Canada Inc.
1235 Bay Street, Suite 400
Toronto, ON M5R 3K4
Attention: Mr. Michael Carter
Fax: (416) 934-5009

with a copy to:

Torys LLP
79 Wellington Street, West, Suite 3000
Toronto, ON M5K 1N2
Attention: Patrice S. Walch-Watson
Fax: (416) 865-7380
Email: PWalch-Watson@torys.com

If to the VEBA:

UAW Retiree Medical Benefits Trust
P.O. Box 14309
Detroit, MI 48214
Attention: Bob Naftaly
Fax: (313) 926-4065

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Richard S. Lincer
David I. Gottlieb
Fax: (212) 225-3999

provided, however, if any party shall have designated a different addressee and/or contact information by notice in accordance with this Section 6.1, then to the last addressee as so designated.

Section 6.2 Termination. All rights, restrictions and obligations hereunder shall terminate with respect to a Holder, and this Agreement shall have no further force and effect upon such Holder, when such Holder Beneficially Owns less than 2% of the aggregate number of shares of Common Stock then issued and outstanding; provided, that all rights and obligations under this Article VI shall continue in perpetuity.

Section 6.3 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other organizational power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or organizational action and no such further action is required, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 6.4 No Third Party Beneficiaries. This Agreement shall be for the sole and exclusive benefit of (i) the Corporation and its successors and permitted assigns, (ii) each Holder (including any trustee thereof) and any other investment manager or managers acting on behalf of such Holder with respect to the Common Stock and their respective successors and permitted assigns, and (iii) the UAW. Nothing in this Agreement shall be construed to give any other Person any legal or equitable right, remedy or claim under this Agreement.

Section 6.5 No Personal Liability by the VEBA Signatory. It is expressly understood and agreed by the parties hereto that this Agreement is being executed and delivered by the signatory on behalf of the VEBA not individually or personally but solely in his capacity as Chairman of the Committee of the VEBA in the exercise of the powers and authority conferred and vested in him in such capacity and under no circumstances shall the signatory have any personal liability in an individual capacity in connection with this Agreement or any transaction contemplated hereby.

Section 6.6 Cooperation. Each party hereto shall take such further action, and execute such additional documents, as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.

Section 6.7 Governing Law; Forum Selection. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware. Any action or proceeding against the parties relating in any way to this Agreement may be brought and enforced exclusively in the courts of the State of New York located in the Borough of Manhattan or (to the extent subject matter jurisdiction exists therefor) the U.S. District Court for the Southern District of New York, and the parties irrevocably submit to the jurisdiction of both courts in respect of any such action or proceeding.

Section 6.8 WAIVER OF JURY TRIAL. EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 6.9 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any party (whether by operation of law or otherwise), other than an assignment to a Permitted Transferee in connection with a Transfer made in accordance with this Agreement, without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Corporation and each Holder. Except for a Permitted Transferee, no purchaser or recipient of shares of Common Stock from a Holder shall have any rights under this Agreement.

Section 6.10 After Acquired Securities. All of the provisions of this Agreement shall apply to all of the Voting Securities now Beneficially Owned or that may be issued or Transferred hereafter to any Holder hereto in consequence of any additional issuance, purchase, exchange or reclassification of any of the Voting Securities, corporate reorganization, or any other form or recapitalization, consolidation, merger, share split or share divide, or that are acquired by a Holder in any other manner.

Section 6.11 Entire Agreement. This Agreement (together with the Annex) contains the final, exclusive and entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 6.12 Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under law. If any term or provision of this Agreement, or the application thereof to any Person or any circumstance, is held to be illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement or such term or provision and the application of such term or provision to other Persons or circumstances shall remain in full force and effect and shall not be affected by such illegality, invalidity or unenforceability, nor shall such invalidity or unenforceability affect the legality, validity or enforceability of such term or provision, or the application thereof, in any jurisdiction.

Section 6.13 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall, without the posting of a bond, be entitled, subject to a determination by a court of competent jurisdiction, to an injunction or injunctions to prevent any such failure of performance under, or breaches of, this Agreement, and to enforce specifically the terms and provisions hereof and thereof, this being in addition to all other remedies available at law or in equity, and each party agrees that it will not oppose the granting of such relief on the basis that the requesting party has an adequate remedy at law.

Section 6.14 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by a duly authorized representative or officer of each of the parties.

Section 6.15 Headings. The descriptive headings of the Articles, Sections and paragraphs of, and the Annex to, this Agreement are included for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, modify or affect any of the provisions hereof.

Section 6.16 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Agreement. All signatures of the parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a pdf signature) will, for all purposes, be deemed to be the original signature of the party whose signature it reproduces and be binding upon such party.

Section 6.17 UST. Notwithstanding anything in this Agreement to the contrary, UST shall only be bound by this Agreement in its capacity as stockholder and nothing in this Agreement shall be binding on or create any obligation on the part of UST in any other capacity or any branch or agency of the United States Government or subdivision thereof.

Section 6.18 Canada. Notwithstanding anything in this Agreement to the contrary, Canada shall only be bound by this Agreement in its capacity as stockholder and nothing in this Agreement shall be binding on or create any obligation on the part of Canada in any other capacity or any branch or agency of the Canadian Government or subdivision thereof.

Section 6.19 Time Periods. Unless otherwise specified in this Agreement, an action required under this Agreement to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.

Section 6.20 Termination of Operating Company Stockholders Agreement; Waiver. The Operating Company, each of the Government Holders and the VEBA acknowledges and agrees that, simultaneously with the execution of this Agreement, the Operating Company Stockholders Agreement is terminated in all respects, all the claims, remedies, rights and privileges granted therein are relinquished and surrendered, and all obligations and duties owed or required to be performed thereunder are waived and released.

[Remainder of the page intentionally blank]

IN WITNESS WHEREOF, the parties hereto, being duly authorized, have executed and delivered this Stockholders Agreement on the date first above written.

GENERAL MOTORS HOLDING COMPANY

By:	/s/ Niharika Ramdev
Name:	Niharika Ramdev
Title:	Assistant Treasurer

THE UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Herbert M. Allison, Jr.
Name:	Herbert M. Allison, Jr.
Title:	Assistant Secretary for Financial Stability

7176384 CANADA INC.

By:	/s/ N. William C. Ross
Name:	N. William C. Ross
Title:	Director

By:	/s/ Michael F.K. Carter
Name:	Michael F.K. Carter
Title:	Director

UAW RETIREE MEDICAL BENEFITS TRUST

By:	/s/ Robert Naftaly
Name:	Robert Naftaly
Title:	Chairman of the Committee of the UAW Retiree Medical Benefits Trust

SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

Solely for purposes of Section 6.20:

GENERAL MOTORS COMPANY

By:	/s/ Niharika Ramdev
Name:	Niharika Ramdev
Title:	Assistant Treasurer

CONTINUATION OF SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

Annex I

Holder	Number of Initial Shares of Common Stock	Number of Initial Shares of Series A Preferred Stock
UST	304,131,356	83,898,305
Canada	58,368,644	16,101,695
VEBA	87,500,000	260,000,000
Total:	450,000,000	360,000,000

Holder	Number of Shares of Common Stock for which Warrant is Exercisable
VEBA	15,151,515